UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2007

CLARK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31256	52-2103926
(State or other jurisdiction of incorporation)	(Commission file number)	( I.R.S. employer identification no.)
102 South Wynstone Park Drive North Barrington, Illinois		60010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 304-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2007, Clark, Inc., a Delaware corporation (the “Company”), entered into a First Amendment (the “Amendment”), effective as of January 29, 2007, to the Asset Purchase Agreement (the “Sale Agreement”), dated as of November 1, 2006, by and among the Company, Clark Consulting, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Clark Wamberg, LLC, a Delaware limited liability company (“C-W Co.”) and Tom Wamberg, Chairman and Chief Executive Officer of the Company, as a joint obligor with C-W Co. The Amendment and Sale Agreement relate to the pending purchase of certain assets, and the assumption of certain liabilities of the Company (collectively, the “MBO Businesses”) by C-W Co., and was accompanied by a supplemental letter from C-W Co. and Mr. Wamberg as more fully described below. The Sale Agreement was entered into in connection with the Agreement and Plan of Merger dated as of November 1, 2006 by and among the Company, AUSA Holding Company (“AUSA”) and AUSA Merger Sub, Inc., and the related tender offer by AUSA to purchase outstanding shares of the Company’s common stock for $16.55 per share (the “Offer Price”), which is presently pending.

The Amendment provides that the purchase price for the MBO Businesses shall be increased from $35.4 million to $46.5 million, an increase of approximately $11.1 million. As previously disclosed, pursuant to the Merger Agreement, the Offer Price is to be increased by AUSA on a per share basis by up to 61.7% of the amount by which the net proceeds from the sale of the MBO Businesses, on a per share basis, exceeds the $35.4 million purchase price under the Sale Agreement after establishment of an escrow, if any.

Pursuant to the terms of the Sale Agreement, the Company actively solicited other potential buyers for all or any portion of the MBO Businesses following the commencement of the tender offer on December 13, 2006. The Company only received one competing proposal for the MBO Businesses, which was from affiliates of a private equity firm (the “Investor Group”), which the Company understands to be working with members of the Company’s senior management team, including Thomas Pyra, the Company’s President and Chief Operating Officer. In connection with such proposal, the Company agreed to reimburse the Investor Group for $100,000 of their expenses if the Company accepted a proposal from another buyer. The Special Committee of the Board of Directors of the Company determined the Investor Group’s proposal was superior to the transaction with C-W Co. under the Sale Agreement. Pursuant to the right of C-W Co. to match any competing bid under the Sale Agreement, C-W Co. countered with a proposal which resulted in the Amendment. The Special Committee recommended, and the Board of Directors approved, the Amendment subject to the condition that C-W Co. and Mr. Wamberg deliver to the Special Committee a supplemental letter acknowledging, among other things, the Company’s right to consider and respond to any other proposal or offer that may subsequently be received by the Special Committee or the Board of Directors from any other party.

Pursuant to the terms of the Sale Agreement, as amended by the Amendment (and as acknowledged by C-W Co. and Mr. Wamberg), the Company retained the right to solicit, receive, consider and respond to additional proposals for the MBO Businesses. In this regard, after entering into the Amendment, the Company received a new offer from the Investor Group to purchase the MBO Businesses for $48.5 million, which it is presently evaluating. The terms of such offer include a $2 million breakup fee. Although the Company has not accepted such offer at this time, the Company has agreed to pay $1 million to the Investor Group if the Company accepts an improved offer from another party (including C-W Co., Mr. Wamberg and their affiliates). The completion of any alternative transaction to the Sale Agreement is subject to the approval of AUSA. There can be no assurance that any additional proposals will be made for the MBO Businesses. Accordingly, the final purchase price and terms of the purchase of the MBO Businesses cannot be determined at this time, and therefore the extent of any related increase in the Offer Price can not yet be determined.

A copy of the Amendment is attached as Exhibit 2.1, and a copy of the supplemental letter is attached as Exhibit 99.1 to this report and each is incorporated herein by reference. The foregoing descriptions of the Amendment and supplemental letter do not purport to be complete and are qualified in their entirety by reference to the Amendment and the supplemental letter filed herewith.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit 2.1	First Amendment to Asset Purchase Agreement, dated January 29, 2007, by and among the Company, Clark Consulting, Inc., Clark Wamberg, LLC and Tom Wamberg, as joint obligor.
Exhibit 99.1	Letter dated January 29, 2007 from Clark Wamberg LLC and Tom Wamberg to Dr. Randolph A. Pohlman, Chairman of the Special Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2007	CLARK, INC. By: /s/ Jeffrey W. Lemajeur Jeffrey W. Lemajeur Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
2.1	First Amendment to Asset Purchase Agreement, dated January 29, 2007, by and among the Company, Clark Consulting, Inc., Clark Wamberg, LLC and Tom Wamberg, as joint obligor.
99.1	Letter dated January 29, 2007 from Clark Wamberg LLC and Tom Wamberg to Dr. Randolph A. Pohlman, Chairman of the Special Committee of the Board of Directors.